WESTERN WIND ENERGY CORP.

Consolidated Financial Statements

(Unaudited-Prepared by Management)

July 31, 2004

Index

Consolidated Balance Sheet

Consolidated Statement of Operations and Deficit

Consolidated Statement of Cash Flows

Notes to Consolidated Financial Statements
WESTERN WIND ENERGY CORP. Consolidated Balance Sheet (Unaudited-Prepared by Management)
		July 31 2004	January 31 2004
ASSETS
Current
Cash and cash equivalents		$111,261	$274,873
Prepaid expenses and deposits		16,523	6,861
Refundable tax credits		32,686	17,900
Subscription receivable (Note 2)		333,333	-
		493,803	299,634
Investment deposit		172,020	172,020
Property and equipment (Note 3)		2,573,366	2,000,884
Intangible asset		375,000	375,000
Deferred charge		451,625	453,375
		$4,065,814	$3,300,913
LIABILITIES
Current
Accounts payable and accrued liabilities		$106,158	$85,810
Due to related party		16,264	19,952
Loan payable (Note 4)		135,000	-
Notes payable (Note 5)		62,391	66,595
		$319,813	$172,357

SHAREHOLDERS' EQUITY

Share capital (Note 6)		8,102,641	6,755,996

Share subscriptions received		224,895	35,498
Contributed surplus		1,222,998	742,564

Deficit		(5,804,533)	(4,405,502)
		3,746,001	3,128,556
		$4,065,814	$3,300,913

Approved by the Directors:	"Jeffrey Ciachurski"	"Claus Andrup"
	Jeffrey Ciachurski	Claus Andrup
WESTERN WIND ENERGY CORP.

Consolidated Statement of Operations and Deficit
(Unaudited - Prepared by Management)
	Period January 5, 1998 (inception) to July 31 2004	Three months ended July 31 2004	Three months ended July 31 2003	Six months ended July 31 2004	Six months ended July 31 2003

Revenue
Proceeds from sale of mineral claims	$72,530	$-	$-	$-	$-
Costs of mineral claims sold	(5,767)	-	-	-	-

	66,763	-	-	-	-

Expenses
Accounting	172,813	31,349	9,344	41,029	15,344
Amortization-deferred charge	8,255	875	875	5,630	875
Amortization-discount on promissory note	22,487	-	17,816	-	20,247
Amortization-equipment	28,077	6,146	2,933	8,485	5,728
Automobile	55,996	12,529	-	23,020	-
Corporate communications consulting	35,294	8,392	-	14,894	-
Due diligence	20,700	-	-	-	-
General exploration	3,950	-	-	-	-
Interest expense on promissory note	26,887	2,831	7,536	2,831	12,986
Legal	595,077	66,850	62,847	132,887	65,735
Listing and filing	80,630	8,524	3,553	13,039	9,989
Management fees	296,900	35,400	19,983	54,900	27,483
Office and miscellaneous	239,399	4,519	11,812	29,182	34,392
Project development (Note 8)	1,859,721	230,403	115,058	446,299	226,106
Promotion and entertainment	63,036	38,007	18,101	46,739	18,580
Rent	38,550	5,793	-	10,850	-
Secretarial and administration	129,125	17,545	8,550	28,127	16,050
Sponsorship fee	86,754	-	-	-	-
Stock based compensation	1,222,998	232,842	105,875	480,434	131,145
Telephone	51,789	7,606	2,746	18,493	6,730
Travel	289,655	22,873	11,924	42,810	41,128
Foreign exchange	4,294	-	-	-	-

Operating loss	(5,332,387)	(732,484)	(398,953)	(1,399,649)	(632,518)

Interest income	13,487	123	58	618	58
Loss on sale of marketable securities	(2,156)	-	-	-	-
Write off of mineral interests	(541,007)	-	-	-	-
Writedown of marketable securities	(15,000)	-	-	-	-
Debt forgiven	5,767	-	-	-	-

Loss for the period	(5,804,533)	(732,361)	(398,895)	(1,399,031)	(632,460)

Deficit, beginning of period	-	(5,072,172)	(3,035,558)	(4,405,502)	(2,801,993)

Deficit, end of period	$(5,804,533)	$(5,804,533)	$(3,434,453)	$(5,804,533)	$(3,434,453)

Loss per share-basic and diluted		$(0.05)	$(0.03)	$(0.10)	$(0.05)

Weighted average number of common
shares outstanding-basic and diluted		13,686,652	10,018,663	13,338,422	10,018,669
WESTERN WIND ENERGY CORP.

Consolidated Statement of Cash Flows
(Unaudited-Prepared by Management)
	Period	Three	Three	Six	Six
January 5, 1998		months	months	months	months
(inception) to		ended	ended	ended	ended
	July 31	July 31	July 31	July 31	July 31
	2004	2004	2003	2004	2003

Cash flows from (used in) operating activities
Loss for the period	$(5,804,533)	$(732,361)	$(398,895)	$(1,399,031)	$(632,460)
Adjustment for item not involving cash:
- amortization - deferred charge	5,839	875	875	1,750	875
- amortization - discount on promissory note	22,487	-	17,816	-	20,247
- amortization - equipment	30,493	6,146	2,933	12,365	5,728
- stock based compensation	1,222,998	232,842	105,875	480,434	131,145
- loss on sale of marketable securities	2,156	-	-	-	-
- writedown of marketable securities	15,000	-	-	-	-
- write off of mineral interests	541,007	-	-	-	-
- debt forgiven	(5,767)	-	-	-	-
- legal expenses settled through the
issuance of shares	15,000	-	-	-	-
- others	-	-	(7,500)	-	(7,500)
	(3,955,320)	(492,498)	(278,896)	(904,482)	(481,965)
Change in non-cash working capital items:
- refundable tax credits	(32,686)	(710)	2,964	(14,786)	1,940
- prepaid expenses and deposits	(16,523)	12,043	53	(9,662)	-
- accounts payable and
accrued liabilities	106,155	(3,677)	44,632	20,348	(9,006)
- due to a director	5,767	-	-	-	-
	(3,892,607)	(484,842)	(231,247)	(908,582)	(489,031)

Cash flows used in investing activities
Purchase of property and equipment	(2,605,323)	(186,974)	(108,138)	(584,847)	(236,090)
Acquisition of mineral interests	(191,072)	-	-	-	-
Deferred exploration costs	(349,932)	-	-	-	-
Purchase of marketable securities	(43,500)	-	-	-	-
Investment deposit	(170,020)	-	(110,010)	-	(110,010)
Proceeds from sales of marketable securities	26,344	-	-	-	-
Increase in deferred charges	(351,000)	-	-	-	-
	(3,684,503)	(186,974)	(218,148)	(584,847)	(346,100)

Cash flows from (used in) financing activities
Proceeds from share issuance
and subscription	7,476,716	216,216	590,838	1,202,709	973,045
Due to related party	16,264	(1,736)	(20,012)	(3,688)	(43,690)
Loan payable	135,000	135,000	-	135,000	-
Notes payable	60,391	(4,204)	(81,521)	(4,204)	(76,071)
	7,688,371	345,276	489,305	1,329,817	853,284

Increase in cash and cash equivalents	111,261	(326,540)	39,910	(163,612)	18,153
Cash and cash equivalents (deficiency),
beginning of period	-	437,801	(20,078)	274,873	1,679
Cash and cash equivalents, end of period	$111,261	$111,261	$19,832	$111,261	$19,832
  Basis of Presentation

  These interim financial statements have been prepared using the same accounting policies and methods of their application as the most recent annual financial statements of the Company. These interim financial statements do not include all disclosures normally provided in the annual financial statements and should be read in conjunction with the Company's audited financial statements for the year ended January 31, 2004. In management's opinion, all adjustments necessary for fair presentation have been included in these interim financial statements. Interim results are not necessary indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

  Share Subscriptions Receivable

  Share subscription receivable balance of $333,333 represents the amount receivable from share issuance during the period.

  Plant and Equipment
	Six months ended July 31 2004	Fiscal year ended January 31 2004
Land - Arizona Project	$348,738	$294,937
Land - California Project	2,012,945	1,606,936
Equipment, net of amortization	211,683	99,011
Balance, July 31, 2004	$2,573,366	$2,000,884

  Loan Payable

  The loan is due on October 28, 2004 or such later date upon which is agreed upon and bears interest at 10% per annum, compounded annually. A bonus fee, comprising an additional 15,000 Units and an administration fee of $10,000 (paid) is payable to the lender in connection with the loan. Subsequent to the period, the 15,000 Units were issued at a deemed price of $1.50 per Unit. Each Unit comprises one common share and one share purchase warrant. Each warrant entitles the holder to acquire one additional common share for a period of two years from the date of issuance at a price of $1.80 per share for the first year and $2.10 per share thereafter.

  Note Payable

  Note payable represents the amount due to a director of the Company who obtained two bank loans from a financial institution to assist the Company in the acquisition of land in 2003. The note payable is secured by the property of the Company, bears interest at 10% per annum and due on demand.

  Share Capital
  Authorized: 100,000,000 common shares without par value.
  Issued:
	Shares	Amount
Balance, January 31, 2004	12,141,491	$6,755,996
Exercise of warrants ranging from $0.50 to $1.30 per share	1,622,533	1,225,271
Exercise of stock options ranging from $0.20 to $0.35 per share	207,500	64,375
Private placement at $3.00 per share, net of share issuance costs of $6,000	21,000	57,000
Balance, July 31, 2004
  1,150,000 shares are held in escrow, the release of which is subject to the direction of the regulatory authorities having jurisdiction.
  Share purchase warrants outstanding as at July 31, 2004:
Number of Warrants	Exercise Price	Expiry Date
356,900	$1.60	May 5, 2005
598,500	$1.30 (1st year)	September 15, 2004
	$1.60 (2nd year)	September 15, 2005
106,000	$1.30 (1st year)	October 6, 2004
	$1.60 (2nd year)	October 6, 2005
165,000	$1.50	December 23, 2004
215,333	$3.50 (1st year)	January 28, 2005
	$4.00 (2nd year)	January 28, 2006
21,000	$3.50 (1st year)	February 4, 2005
	$4.00 (2nd year)	February 4, 2006
1,462,733

Each warrant entitles the holder to acquire one common share of the Company.

  Stock Options

The Company has adopted a stock option plan (the "Plan") and allotted and reserved up to an aggregate of 1,800,000 common shares to be issued upon exercise of options to be granted pursuant to the Plan. The Company applied the fair value method to account for stock options granted to employees and directors on and after February 1, 2003. During the period, the Company recorded $480,434 stock based compensation expenses on options vested in the period.

A summary of stock option information for the period ended July 31, 2004 is as follows:
	Shares	Weighted Average Exercise Price
Options outstanding at January 31, 2004	1,812,500	$ 1.43
Granted	350,000	$ 1.45
Exercised	(207,500)	$ 0.31
Options outstanding at July 31, 2004	1,955,000	$ 1.43
Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yrs.)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01 - $1.00	355,000	2.82	$ 0.71	355,000	$ 0.71
$1.01 - $2.00	950,000	3.50	$ 1.18	612,500	$ 1.23
$2.01 - $3.00	650,000	4.26	$ 2.41	150,000	$ 2.40
	1,955,000	3.63	$ 1.55	1,117,500	$ 1.22

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-interest rate of 4.00%, dividend yield 0%, volatility of 79% and expected lives of approximately 5 years. A summary of weighted average fair value of stock options granted during the period ended July 31, 2004 is as follows:
	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price is below market price at grant date:	$ 1.45	$ 0.89

7. Stock Options (continued)

In fiscal year 2003, the Company accounted for its stock-based compensation plan using the intrinsic value method, under which no compensation was recognized in connection with options granted to employees and directors except if options were granted with an exercise price below the fair value of the underlying common share. The Company was required to calculate and present the pro-forma effect of all awards granted to employees and directors in fiscal year 2003. For disclosure purposes, the fair value of each option granted to an employee or director has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5%, dividend yield 0%, volatility of 84%, and expected lives of approximately 5 years. Based on the computed option values and the number of the options issued, had the Company recognized compensation expense under the fair value method, the following would have been its effect on the Company's net loss during the period:
	Three months ended		Six months ended
	July 31		July 31
	2004	2003	2004	2003
Net (loss) for the period:
- as reported	$ (732,361)	$ (398,953)	$ (1,399,649)	$ (632,518)
- pro-forma	$ (899,135)	$ (565,727)	$ (1,566,423)	$ (799,292)
Basic and diluted (loss) per share:
- as reported	$(0.05)	$(0.03)	$(0.10)	$(0.05)
- pro-forma	$(0.07)	$(0.06)	$(0.12)	$(0.08)

8.    Project Development Expenses
	Cumulative
	May 1, 2001	Three months ended		Six months ended
	to July 31	July 31		July 31
	2004	2004	2003	2004	2003

Automotive	$ 70,995	$ 4,909	$ 1,458	$ 9,464	$ 4,701
Consulting and related expenses	679,350	106,483	38,231	182,884	80,600
Equipment lease	2,546	2,546	-	2,546	-
Evaluation reports	46,133	-	-	-	-
Feasibility and technical services	275,861	32,172	38,290	73,236	46,788
Project management	407,226	29,664	32,526	64,849	70,233
Public relation and administration	241,450	29,057	4,553	78,447	23,784
Travel	136,160	25,572	-	34,873	-
	$	$	$ 115,058	$	$ 226,106

8.    Project Development Expenses (continued)

  Project development expenses are allocated to individual projects as follows:

	Cumulative May 1, 2001 to July 31 2004	Three months ended		Six months ended
		July 31		July 31
		2004	2003	2004	2003

Arizona Project	$ 809,017	$ 57,601	$ 28,765	$ 111,575	$ 56,527
California Project	731,355	115,201	57,529	223,149	113,053
New Brunswick Project	319,349	57,601	28,764	111,575	56,526
	$ 1,859,721	$ 230,403	$ 115,058	$ 446,299	$ 226,106

  The Company commenced its wind energy projects on May 1, 2001. Prior to May 1, 2001, the Company was in the mineral exploration business.

9.    Related Party Transactions

  During the period, the following expenses were accrued/paid to directors and parties related to the directors of the Company:

	2004	2003

Management fees	$ 54,900	$15,000
Project development	78,330	71,850
Secretarial and administrative	15,000	7,500

10.    Commitments

  The Company is committed to a land lease agreement with a lessor for a term of 50 years commencing from September 1, 2002 to August 31, 2052. The Company is required to pay the lessor as follows:

i. For the 14 years after commencement of the "operation of the wind farm" on the permanent site to pay the lessor

    1.4% of actual annual gross sale revenue from energy production on the permanent site; and
    minimum advance payment of US$225,000 to be deducted from future production.

ii. After the 14 years and until the termination of the lease, to pay the lessor
    2% of the actual annual gross sale revenue from energy production on the permanent sites; and
    additional annual rent equal to 10% of the amount due under 2% of actual annual gross sale, payable to a charity to be designated by the lessor, but in no event shall the additional rent exceed $50,000 per year.
  The Company is committed to a land lease agreement with a lessor for a term of 30 years commencing December 10, 2002 and ending December 10, 2032. The Company is required to commence construction of permanent wind energy conversion facilities by June 1, 2005 otherwise this agreement shall terminate effective June 1, 2005. The agreement required the Company to pay the lessor annual rent equal to:
    1.55% of the actual annual sale revenue for the first 3 years after commencement of the "operation of the wind farm" on the permanent sites;
    1.9% of the actual annual sales revenue for the 4th year to 7th year;
    2.2% of the actual annual sales revenue for the 8th year to 11th year;
    2.5% of the actual annual sales revenue for the 12th year to the end of lease term; and
    If any additional revenue from the sale of CO2 emission reduction credit, the Company shall pay to the rate sets out above.

10.     Commitments (continued)

  On April 10, 2003, the Company's wholly own subsidiary, Verde Resources Corporation ("VRC"), entered into a Windfarm Easement Agreement ("Agreement") covering approximately 8,300 acres of land in Arizona with REMO LLC, an Arizona limited liability company. The terms of the lease is not to exceed thirty (30) years commencing upon the date of the Agreement. Pursuant to the Agreement, the Company agreed to issue to REMO 100,000 common shares (issued). The Agreement also provides that VRC will pay REMO a royalty of 3.5% of gross operating proceeds from net energy sales with a minimum annual royalty payable of US$580,000, commencing no later than March 21, 2005.
  A former director of the Company's wholly owned subsidiary, Eastern Wind Power Inc., has commenced an action against the Company claiming rights to 50,000 stock options. The management of the Company assessed the claim and concluded that it has no merit. The lawsuit is still pending and the outcome is indeterminable at this time.